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                                                                    EXHIBIT 21.1



                  SUBSIDIARIES OF CABOT OIL & GAS CORPORATION




Big Sandy Gas Company
Cabot Oil & Gas Marketing Corporation*
Cabot Petroleum North Sea, Limited
Cranberry Pipeline Corporation*
Industrial Gas Corporation*
Franklin Brine Treatment Corporation
COG Acquisition Company

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* Denotes significant subsidiary.